Exhibit 99.1

FOR IMMEDIATE RELEASE

Chi Hea Cho

Salesforce

Public Relations

415.281.5304

chcho@salesforce.com

Salesforce Announces Appointment of Neelie Kroes to its Board of Directors

SAN FRANCISCO – March 22, 2016 – Salesforce (NYSE: CRM), the Customer Success Platform and world’s #1 CRM company, announced today that Neelie Kroes, a former European Commissioner, will be appointed to its Board of Directors effective as of May 1, 2016. The appointment will increase the size of the Salesforce Board of Directors to 12 members.

“We are delighted to have Neelie Kroes join our Board of Directors,” said Marc Benioff, chairman and CEO, Salesforce. “She is an amazing and respected leader who has done extraordinary work at the highest levels of government, technology policy and business in Europe. Salesforce will benefit greatly from her broad experience across both the public and private sectors.”

“Salesforce is one of the world’s most admired companies and a leader in digital transformation for business,” said Neelie Kroes. “It’s an honor for me to serve on the Salesforce Board of Directors.”

With this appointment, the Salesforce Board of Directors now consists of Marc Benioff, Salesforce chairman and CEO; Keith Block, Salesforce vice chairman, president and COO; Craig Conway, former CEO of PeopleSoft; Alan Hassenfeld, former chairman and CEO of Hasbro; General Colin Powell, retired four star general in the U.S. Army and former U.S. Secretary of State, U.S. National Security Advisor and Chairman of the Joint Chiefs of Staff; Sanford Robertson, principal of Francisco Partners; John Roos, former U.S. Ambassador to Japan; Lawrence Tomlinson, former senior vice president and treasurer of Hewlett-Packard; Robin Washington, CFO of Gilead Sciences; Maynard Webb, chairman of Yahoo! Inc.; Susan Wojcicki, CEO of YouTube; and effective May 1, 2016, Neelie Kroes, former Vice President of the European Commission, European Commissioner for Competition, and European Commissioner for Digital Agenda.

Background on Neelie Kroes

•	Kroes is currently Special Envoy for StartupDelta, a public/private partnership to establish a thriving ecosystem of startup companies in the Netherlands.

•	Prior to spearheading StartupDelta, Kroes spent ten years as a European Commissioner, first as European Commissioner for Competition and later as Commissioner for Digital Agenda, and served as Vice President of the European Commission.

•	Prior to her appointment to the European Commission, Kroes was a Dutch politician and served in the Dutch House of Representatives, and after that served as the State Secretary for Transport, Public Works and Water Management, followed by three terms in the Dutch government, one term as State Secretary and two terms as a Cabinet Minister for Transport, Public Works and Water Management.

•	Kroes has served on the Boards of AB Volvo, Ballast Nedam, McDonald’s Netherlands, Lucent Netherlands, P&O Nedlloyd and Nederlandse Spoorwegen and was chairperson of Nyenrode University. Kroes is also a member of the financial committee of the Rijksmuseum.

About Salesforce

Salesforce, the Customer Success Platform and world’s #1 CRM, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.

Salesforce has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

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